Exhibit 99.1

AV Homes Reports Results for Second Quarter 2017

•	Total revenue increased 7% to $201.2 million
•	Homebuilding revenue increased 6.7% to $196.9 million
•	Homes delivered increased to 595 units
•	Average selling price for homes delivered increased 6.4% to $331,000 per home
•	Net new order value increased to $223.7 million on 691 units
•	Selling communities increased to 71 from 62 and communities with deliveries increased to 66 from 59

Scottsdale, AZ (July 27, 2017) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of residential communities in Florida, the Carolinas and Arizona, today announced results for its second quarter ended June 30, 2017.  Total revenue for the second quarter of 2017 increased 7.0% to $201.2 million from $188.1 million in the second quarter of 2016.  Net income and diluted earnings per share was $0.6 million and $0.03 per share, respectively, compared to net income of $117.4 million and $4.45 per share in the second quarter of 2016, which included the favorable reversal of $110 million of the Company’s valuation allowance on its deferred tax assets.  The second quarter 2017 results include after-tax charges of $0.08 per share, for debt extinguishment costs for the partial tender of the Company’s 8.50% Senior Notes, $0.05 per share, for the negative carry due to the incremental interest incurred related to the redemption of the 8.50% Senior Notes occurring subsequent to the May 18, 2017 issuance of $400 million of 6.625% Senior Notes, and $0.02 per share, related to acquisition costs in connection with the purchase of Savvy Homes.

“We continued our efforts to position the company for future growth during the second quarter with the closing of the previously announced Savvy Homes acquisition in Raleigh, North Carolina, the issuance of $400 million of 6.625% Senior Notes, the tender offer for the purchase of our $200 million of 8.5% Senior Notes, along with entering into an unsecured revolving credit facility in an aggregate principal amount of $155 million,” said Roger A. Cregg, President and Chief Executive Officer.  Cregg continued, “We enter the second half of the year with a solid balance sheet and ample liquidity to take advantage of new land investments and to be opportunistic on potential acquisitions to continue our long-term profitable growth strategy.”

The increase in total revenue for the second quarter of 2017 compared to the prior year period included a 6.7% increase in homebuilding revenue to $196.9 million.  The increase in homebuilding revenue was primarily driven by increases in average selling prices.  During the second quarter of 2017, the Company delivered 595 homes, comparable to the 594 homes delivered during the second quarter of 2016, and the average unit price per closing improved 6.4% to approximately $331,000 from approximately $311,000 in the second quarter of 2016 due to price increases and improvements in the mix of homes sold.

Homebuilding gross margin was 17.4% in the second quarter of 2017 compared to 18.0% in the second quarter of 2016 decreasing primarily as a result of greater revenue contribution from our Carolinas division, which has lower margins, and a decrease in revenue from our higher margin Florida division.  Homebuilding gross margin is inclusive of the impact associated with the expensing of previously capitalized interest of 2.8% and 2.9% in the 2017 and 2016 periods, respectively.

Total SG&A expense as a percent of homebuilding revenue improved to 13.7% in the second quarter of 2017 from 14.0% in the second quarter of 2016.  Homebuilding SG&A expense as a percentage of homebuilding revenue improved to 11.2% in the second quarter of 2017 from 11.7% in the second quarter of 2016.  The improvement was primarily due to lower commission costs and improvements in the Florida cost structure.  Corporate general and administrative expenses as a percentage of homebuilding revenue were 2.5% in the second quarter of 2017 compared to 2.3% in the same period a year ago.  The current quarter includes $0.6 million related to acquisition costs in connection with the acquisition of Savvy Homes in April of this year.

The number of new housing contracts signed, net of cancellations, during the three months ended June 30, 2017 increased 0.9% to 691 units, compared to 685 units during the same period in 2016.  The average sales price on contracts signed in the second quarter of 2017 increased 4.2% to approximately $324,000 from approximately $311,000 in the second quarter of 2016.  The aggregate dollar value of the contracts signed during the second quarter increased 4.9% to $223.7 million, compared to $213.3 million during the same period one year ago.  The backlog value of homes under contract but not yet closed as of June 30, 2017 decreased 6.5% to $353.4 million on 1,070 units, compared to $363.3 million on 1,144 units as of June 30, 2016.

Acquisition of Savvy Homes

On April 3, 2017, the Company completed the acquisition of substantially all of the assets and certain liabilities of Savvy Homes, LLC, a well-recognized regional homebuilding leader in the Greater Raleigh market for approximately $43 million.  Primarily targeting the first-time buyer and move-up buyer, Savvy Homes has earned a reputation for outstanding quality and customer focus. The transaction establishes AV Homes as one of the largest homebuilders in the Greater Raleigh, North Carolina market and complements our growing presence in a key growth market.  The Company is substantially complete with its preliminary analysis of its business combination accounting and the current period results reflect the associated impact.

Second Quarter Financing Activities

On May 18, 2017, the Company successfully completed the issuance of $400 million of 6.625% Senior Notes due 2022, increasing its liquidity, lowering its cost of debt and extending its maturities.  The proceeds were used to redeem its $200 million 8.50% Senior Notes, repay the $30 million outstanding on its revolving credit facility and for general corporate purposes.  On May 30, 2017, the Company redeemed $45.5 million of the 8.50% Senior Notes and incurred a charge of approximately $2.9 million reflected in the second quarter results.  On July 1, 2017, the remaining $154.5 million of 8.50% Senior Notes were redeemed, and a charge of approximately $7 million is expected to be recorded in the third quarter 2017 results.  Accordingly, the Company’s Balance Sheet at June 30, 2017 reflects the $400 million of new Senior Notes as well as the remaining $154.5 million of 8.50% Senior Notes. The negative carry due to the incremental interest incurred as a result of the redemption of the 8.50% Senior Notes occurring subsequent to the issuance of the 6.625% Senior Notes was approximately $1.8 million in the second quarter.

Additionally, the Company successfully completed a new senior unsecured revolving credit facility in an aggregate principal amount of $155 million, which refinanced and replaced the existing senior secured revolving credit facility.  This facility was undrawn and fully available at June 30, 2017.

2017 Full Year Updated Outlook

The Company issued the following updated outlook for its financial performance for the full year 2017 based on the year to date results, including recent financing and acquisition activity:

•	Communities with closings are expected to be approximately 70;
•	Closings are expected to be approximately 2,550 units;
•	Average Selling Price (ASP) on homes closed is expected to be approximately $330,000;
•	Homebuilding Gross Margins are expected to be approximately 17%, inclusive of approximately 3.0% of previously capitalized interest cost;
•	Homebuilding SG&A is expected to improve to approximately 10.6% of homebuilding revenue;
•	Corporate G&A is expected to be approximately 2.3% of homebuilding revenue;
•	Interest expense is expected to be approximately $11 million;

•	Debt extinguishment costs are expected to be approximately $10 million;
•	Amenity and land sale profits for the second half are expected to be similar to the first half 2017 amounts;
•	Pre-tax income is expected to be approximately $18 million, inclusive of $10 million of debt extinguishment cost and $8 million of incremental interest expense from the 6.625% Senior Notes;
•	Effective tax rate is expected to be approximately 38.5%, with minimal cash taxes paid due to the NOL position; and
•	Adjusted EBITDA is expected to be approximately $70 million.

The Company will hold a conference call and webcast on Friday, July 28, 2017 to discuss its second quarter financial results.  The conference call will begin at 8:30 a.m. EDT.  The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on July 28, 2017 beginning at 11:30 a.m. EDT and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 52515376. The telephonic replay will be available until August 4, 2017. The webcast, which can be accessed by going to the Investor Relations section of AV Homes’ website at www.avhomesinc.com, is accompanied by an Investor Presentation.  A replay of the original webcast will be available shortly after the call.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements, which include references to our outlook for 2017, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; availability and suitability of undeveloped land and improved lots; our ability to develop communities within expected timeframes; increases in interest rates and availability of mortgage financing; the prices and supply of building materials; the availability and skill of subcontractors; competition for home buyers, properties, financing, raw materials and skilled labor; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our current level of indebtedness and potential need for additional financing; our ability to purchase outstanding notes upon certain fundamental changes; our ability to obtain letters of credit and surety bonds; cancellations of home sale orders; the geographic concentration of our operations; inflation affecting homebuilding costs or deflation affecting declines in spending and borrowing levels; our ability to successfully integrate acquired businesses and recognize anticipated benefits; elimination or reduction of tax benefits associated with home ownership; warranty and construction defect claims; health and safety incidents in homebuilding activities; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; overall market supply and demand for new homes; our ability to recover our costs in the event of reduced home sales; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; development liabilities that may impose payment obligations on us; our ability to utilize our deferred income tax asset; impact of environmental changes and governmental actions in response to environmental changes; dependence on digital technologies and related cyber risks; future sales or dilution of our equity; impairment of intangible assets; and other factors described in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov.  Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call, the Investor Presentation and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations and Comprehensive Income

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Homebuilding	$196,884	$184,605	$345,544	$305,838
Amenity and other	4,125	2,737	8,762	5,519
Land sales	185	754	2,436	829
Total revenues	201,194	188,096	356,742	312,186

Expenses
Homebuilding cost of revenues	162,600	151,382	285,465	250,379
Amenity and other	3,566	2,370	7,896	4,956
Land sales	180	374	1,162	390
Total real estate expenses	166,346	154,126	294,523	255,725
Selling, general and administrative expenses	27,014	25,771	49,385	46,155
Interest income and other	(253)	23	(258)	(1)
Interest expense	3,685	880	4,522	2,152
Loss on extinguishment of debt	2,933	—	2,933	—
Total expenses	199,725	180,800	351,105	304,031

Income before income taxes	1,469	7,296	5,637	8,155
Income tax expense (benefit)	822	(110,065)	2,551	(109,997)
Net income and comprehensive income	$647	$117,361	$3,086	$118,152

Basic earnings per share	$0.03	$5.24	$0.14	$5.28
Basic weighted average shares outstanding	22,487	22,403	22,479	22,396

Diluted earnings per share	$0.03	$4.45	$0.14	$4.53
Diluted weighted average shares outstanding	22,800	26,648	22,785	26,615

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2017	2016
Assets	(unaudited)
Cash and cash equivalents	$331,227	$67,792
Restricted cash	1,404	1,231
Receivables	9,659	10,827
Land and other inventories	670,045	584,408
Property and equipment, net	33,733	33,680
Investments in unconsolidated entities	1,181	1,172
Prepaid expenses and other assets	14,546	11,581
Deferred tax assets, net	107,863	110,257
Goodwill	29,817	19,285
Total assets	$1,199,475	$840,233

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$41,040	$37,387
Accrued and other liabilities	31,770	34,298
Customer deposits	15,668	9,979
Estimated development liability	31,847	32,102
Senior debt, net	623,743	275,660
Total liabilities	744,068	389,426

Stockholders’ equity
Common stock, par value $1 per share	22,567	22,624
Additional paid-in capital	403,182	401,558
Retained earnings	32,677	29,644
	458,426	453,826
Treasury stock	(3,019)	(3,019)
Total stockholders’ equity	455,407	450,807
Total liabilities and stockholders’ equity	$1,199,475	$840,233

The following table provides a comparison of certain financial data related to our operations for the three and six months ended June 30, 2017 and 2016 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating income:
Florida
Revenues:
Homebuilding	$79,112	$88,597	$149,599	$154,644
Amenity and other	4,125	2,737	8,762	5,519
Land sales	—	569	1,469	644
Total revenues	83,237	91,903	159,830	160,807
Expenses:
Homebuilding cost of revenues	62,640	69,256	118,634	121,173
Homebuilding selling, general and administrative	9,106	11,977	18,404	21,185
Amenity and other	3,548	2,349	7,855	4,903
Land sales	—	203	196	219
Segment operating income	$7,943	$8,118	$14,741	$13,327

Carolinas
Revenues:
Homebuilding	$82,517	$55,441	$129,362	$88,953
Land sales	—	—	782	—
Total revenues	82,517	55,441	130,144	88,953
Expenses:
Homebuilding cost of revenues	70,048	48,236	110,181	76,770
Homebuilding selling, general and administrative	9,140	5,734	14,163	9,781
Land sales	—	—	786	—
Segment operating income	$3,329	$1,471	$5,014	$2,402

Arizona
Revenues:
Homebuilding	$35,255	$40,567	$66,583	$62,241
Land sales	185	185	185	185
Total revenues	35,440	40,752	66,768	62,426
Expenses:
Homebuilding cost of revenues	29,912	33,890	56,650	52,436
Homebuilding selling, general and administrative	3,782	3,877	7,153	6,919
Amenity and other	18	21	41	53
Land sales	180	171	180	171
Segment operating income	$1,548	$2,793	$2,744	$2,847

Operating income	$12,820	$12,382	$22,499	$18,576

Unallocated income (expenses):
Interest income and other	253	(23)	258	1
Corporate general and administrative expenses	(4,986)	(4,183)	(9,665)	(8,270)
Loss on extinguishment of debt	(2,933)	—	(2,933)	—
Interest expense	(3,685)	(880)	(4,522)	(2,152)
Income before income taxes	1,469	7,296	5,637	8,155
Income tax expense (benefit)	822	(110,065)	2,551	(109,997)
Net income	$647	$117,361	$3,086	$118,152

Data from closings for the Florida, Carolinas and Arizona segments for the three and six months ended June 30, 2017 and 2016 is summarized as follows (dollars in thousands):

			Average
	Number		Price
For the three months ended June 30,	of Units	Revenues	Per Unit
2017
Florida	268	$79,112	$295
Carolinas	220	82,517	375
Arizona	107	35,255	329
Total	595	$196,884	331

2016
Florida	313	$88,597	$283
Carolinas	151	55,441	367
Arizona	130	40,567	312
Total	594	$184,605	311

			Average
	Number		Price
For the six months ended June 30,	of Units	Revenues	Per Unit
2017
Florida	515	$149,599	$290
Carolinas	342	129,362	378
Arizona	200	66,583	333
Total	1,057	$345,544	327

2016
Florida	564	$154,644	$274
Carolinas	247	88,953	360
Arizona	211	62,241	295
Total	1,022	$305,838	299

Data from contracts signed for the Florida, Carolinas and Arizona segments for the three and six months ended June 30, 2017 and 2016 is summarized as follows (dollars in thousands):

	Gross
	Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
For the three months ended June 30,	Signed	Cancellations	Cancellations	Value	Unit
2017
Florida	405	(36)	369	$108,789	$295
Carolinas	236	(29)	207	76,768	371
Arizona	141	(26)	115	38,141	332
Total	782	(91)	691	$223,698	324

2016
Florida	428	(69)	359	$99,642	$278
Carolinas	213	(20)	193	71,443	370
Arizona	171	(38)	133	42,216	317
Total	812	(127)	685	$213,301	311

	Gross
	Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
For the six months ended June 30,	Signed	Cancellations	Cancellations	Value	Unit
2017
Florida	807	(75)	732	$213,835	$292
Carolinas	441	(49)	392	147,083	375
Arizona	282	(51)	231	77,566	336
Total	1,530	(175)	1,355	$438,484	324

2016
Florida	872	(133)	739	$205,337	$278
Carolinas	400	(33)	367	136,370	372
Arizona	340	(79)	261	81,531	312
Total	1,612	(245)	1,367	$423,238	310

Backlog for the Florida, Carolinas and Arizona segments as of June 30, 2017 and 2016 is summarized as follows (dollars in thousands):

			Average
	Number	Dollar	Price
As of June 30,	of Units	Volume	Per Unit
2017
Florida	559	$165,721	$296
Carolinas	311	119,262	383
Arizona	200	68,381	342
Total	1,070	$353,364	330

2016
Florida	591	$167,754	$284
Carolinas	270	103,622	384
Arizona	283	91,952	325
Total	1,144	$363,328	318

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Supplemental Information

(in thousands)

The following table represents interest incurred, interest capitalized, and interest expense for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest incurred	$9,318	$6,537	$15,523	$13,390
Interest capitalized	(5,633)	(5,657)	(11,001)	(11,238)
Interest expense	$3,685	$880	$4,522	$2,152

The following table represents depreciation and amortization expense and the amortization of previously capitalized interest for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Depreciation and amortization (1)	$1,035	$831	$1,916	$1,682
Amortization of previously capitalized interest	5,445	5,395	9,930	8,521

(1) Depreciation and amortization does not include the amortization of debt issuance costs, which is recorded in interest expense.

The following table represents a reconciliation of the net income and weighted average shares outstanding for the calculation of basic and diluted earnings per share for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Numerator:
Basic net income	$647	$117,361	$3,086	$118,152
Effect of dilutive securities	—	1,200	—	2,400
Diluted net income	$647	$118,561	$3,086	$120,552

Denominator:
Basic weighted average shares outstanding	22,487	22,403	22,479	22,396
Effect of dilutive securities	313	4,245	306	4,219
Diluted weighted average shares outstanding	22,800	26,648	22,785	26,615

Basic earnings per share	$0.03	$5.24	$0.14	$5.28
Diluted earnings per share	$0.03	$4.45	$0.14	$4.53

Reconciliation of Non-GAAP Measure

The following table represents a reconciliation of the outlook for adjusted EBITDA for the full year ending December 31, 2017, which is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and is presented in millions:

Full Year
Outlook
2017
Net income	$11
Interest expense	11
Amortization of capitalized interest	25
Loss on extinguishment of debt	10
Income tax expense	7
Depreciation and amortization	3
Amortization of share-based compensation	3
Adjusted EBITDA	$70

Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization and certain other adjustments including non-cash share-based compensation and loss on extinguishment of debt. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds adjusted EBITDA to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using adjusted EBITDA by using this non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, adjusted EBITDA should not be viewed in isolation, as it is not a substitute for GAAP measures.